Exhibit 10.7

POST-CLOSING AGREEMENT

This POST-CLOSING AGREEMENT (this “Agreement”) is made as of July 11, 2024 (the “Effective Date”), by and among UTICA LEASECO, LLC, a Florida limited liability company (“Lessor”) and FARADAY&FUTURE INC., a California corporation, its successors and permitted assigns (hereafter referred to both individually, and collectively (if more than one), as “Lessee”).

The parties have entered into that certain Master Lease Agreement dated on or about the date hereof, and the schedules executed in connection therewith (collectively, the “Lease Agreement”), including, without limitation, Equipment Schedule FARA2-0001 dated on or about the date hereof, for the lease of certain machinery, vehicles, equipment and/or other assets (collectively, the “Equipment”) as set forth in the Lease Agreement (the “Transaction”). Capitalized terms used herein without definition shall have the meaning given them in the Lease Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and, other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. PREPAYMENT REQUIREMENTS.

(A) Hanford Rent Prepayment. Some or all Collateral will be held at the following addresses: 10701 Idaho Avenue, Hanford, California 93230 (collectively, the “Hanford Premises”), which is leased by Lessee, pursuant to a commercial lease between Lessee and 10701 IDAHO OWNER, LLC, a Delaware limited liability company (“Hanford Landlord”). As a condition to closing the Transaction, Lessor required that Hanford Landlord and Lessee each execute a Collateral Access Agreement (the “Hanford Access Agreement”) in favor of Lessor that, among other things, provided Lessor the right to occupy the Hanford Premises rent free for up to 120 days to reclaim the Collateral upon the occurrence of an Event of Default (as defined under the Lease Agreement) under the Lease Agreement (“Hanford Premises Access Period”). As of the Effective Date, Lessee was unable to cause Hanford Landlord to execute the Hanford Access Agreement as required, but was able to cause Landlord to provide up to 150 days access, of which 90 days is rent-free access and 60 days paid access. However, as an accomodation to Lessee, Lessor has agreed to provide for rent for the Hanford Premises during the Hanford Premises Access Period subject to, among other things, Lessee making an immediate prepayment under the Lease Agreement in an amount equal to $100,000 (the “Hanford Rent Prepayment”), which will be applied by Lessor, subject to Section 2 below, to offset any rental or other charges incurred by Lessor as a result of or otherwise arising out of its rights or obligations under the Lease Agreement.

(B) Equipment Relocation Prepayment. Some or all Collateral will be held at the following addresses: 501 West 190th Street, Gardena, California 90248 and 18455 S Figueroa Street, Gardena, California 90248 (collectively, the “Gardena Premises”), which is leased by Lessee, pursuant to a commercial lease between Lessee and REXFORD INDUSTRIAL – 18455 FIGUEROA, LLC, a Delaware limited liability company (“Gardena Landlord”). As a condition to closing the Transaction, Lessor required that Gardena Landlord and Lessee each execute a Collateral Access Agreement (the “Gardena Access Agreement”) in favor of Lessor that, among other things, provided Lessor the right to occupy the Gardena Premises rent free for up to 120 days to reclaim the Collateral upon the occurrence of an Event of Default (as defined under the Lease Agreement) under the Lease Agreement (“Gardena Premises Access Period”). As of the Effective Date, Lessee was unable to cause Gardena Landlord to execute the Gardena Access Agreement as required. However, as an accomodation to Lessee, Lessor has agreed to close and fund the Transaction, subject to, among other things, Lessee making an immediate prepayment under the Lease Agreement in an amount equal to $1,435,000 (the “Equipment Relocation Prepayment”), which will be applied by Lessor subject to the terms of Section 2 below or as otherwise set forth in the Lease Agreement.

(C) Tax Lien Prepayment. As of the Effective Date, the following tax Liens exist against the Collateral (collectively, the “Tax Liens”): (i) #20201500072, filed November 23, 2020 in the amount of $9,799.99; (ii) #20221087448, filed November 18, 2022 in the amount of $4,966.74; (iii) #20221087444, filed November 18, 2022 in the amount of $54,977.47. As a condition to closing the Transaction, Lessor required that all Liens against the Collateral be terminated, waived or subordinated to Lessor’s Liens in the Collateral. As of the Effective Date, Lessee was unable to provide satisfactory evidence of the termination, waiver or subordination on the Tax Liens. However, as an accomodation to Lessee, Lessor has agreed to close and fund the Transaction, subject to, among other things, Lessee making an immediate prepayment under the Lease Agreement in an amount equal to $70,000 (the “Tax Lien Prepayment”, and together with the Hanford Rent Prepayment, and the Equipment Relocation Prepayment, the “Prepayments” and each a “Prepayment”), which will be applied by Lessor subject to the terms of Section 2 below or as otherwise set forth in the Lease Agreement.

(D) No Modifications to Other Obligations. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or otherwise, Lessee acknowledges and agrees that (i) nothing contained in this Agreement limits or otherwise restricts Lessee’s obligations under the other Lease Documents or any other agreement with any third parties, including without limitation, its obligations to (a) maintain the required insurance coverage for all Collateral, (b) timely pay all taxes owing relating to the Collateral, or (c) make all rent and other payments relating to the use of the Hanford Premises or the Gardena Premises (regardless of whether Lessor has exercised or asserted any rights to gain access to the applicable premises), (ii) the Prepayments received by Lessor under the terms of this Agreement (a) do not, and will not, in any way limit or reduce the Basic Rent payment obligations owing under the Lease Agreement or any Schedule, and (b) are not Basic Rent Payments, will not fulfill the requirements of the Basic Rent payments set forth in the other Lease Documents, and are in addition to any other Rent payments owing under the Lease Agreement and any Schedule (including the Basic Rent payment obligations).

2. USE OF PREPAYMENTS.

(A) The failure of Lessee to provide or maintain the items or other deliverables as set forth above in Section 1 within the applicable periods specified shall be deemed an Event of Default under the Lease Agreement, without any requirement of notice or opportunity to cure, and will allow Lessor to exercise any and all remedies set forth in the Lease Agreement. For the avoidance of doubt, subject to the obligations set forth in this Section 2, Lessee acknowledges and agrees that any Prepayments in the possession or under the control of Lessor are the sole and exclusive property of Lessor and not the property of Lessee.

(B) Notwithstanding anything to the contrary, upon the occurrence of an Event of Default or Default under any Lease Document (except for those arising under Section 15(j) of the Lease Agreement), any amount of any Prepayments may be applied by Lessor, in its sole discretion, to offset any (A) Rent or (B) any costs, expenses or other charges incurred by Lessor relating to or otherwise as a result of the Lease Agreement (including, without limitation, those relating to the rental, storage, liquidation, reclamation or disposal of the Collateral).

(C) Notwithstanding anything to the contrary, upon the occurrence of an Event of Default or Default arising under Section 15(j) of the Lease Agreement, the aggregate amount of all Prepayments will be automatically applied by Lessor to offset first (A) any costs, expenses or other charges incurred by Lessor relating to or otherwise as a result of the Lease Agreement (including, without limitation, those relating to the rental, storage, liquidation, reclamation or disposal of the Collateral), and then second (B) any Rent. For purposes of this Section, “Default” means any event that with the notice or passage of time, or both, would constitute an “Event of Default”, including without limitation, the approval by the shareholders, members, managers or directors of Lessee or its affiliates (including its direct and indirect shareholders or members) of any insolvency proceeding relating to Lessee.

(D) In addition to the other rights and obligations set forth in this Section and otherwise set forth in the Lease Documents, if at any time a Lien is filed or otherwise asserted by any third party on the Collateral, or access is restricted by any third party to the Collateral (each a “Collateral Access Restriction”), Lessor may, in its sole discretion, use any of the Prepayments to make any required payments to that third party to terminate any applicable Lien or otherwise gain access to the Collateral, if Lessor believes, in its sole discretion, that as a result of the Collateral Access Restriction, Lessor would (A) deem itself, its security interest on any Collateral, or any obligations owing to Lessor under the Lease Documents unsafe, insecure, or under-secured, as compared to as if the Collateral Access Restriction had not occurred, or (B) believe that the prospect of payment of any Rent payment and performance of any obligation of Lessee (including without limitation, the payment by Lessee of any expected costs and expenses to be incurred by Lessor under the terms of the Lease Documents) is impaired as compared to as if the Collateral Access Restriction had not occurred.

(E) Provided no Default or Event of Default has occurred and is then continuing:

(I) to the extent that any amounts of the Equipment Relocation Prepayment remain upon receipt of evidence (satisfactory to Lessor in its sole discretion) from Lessee to Lessor that all of the Collateral that was previously located at the Gardena Premises is fully located and installed at the Hanford Premises (to the full satisfaction of Lessor in its sole discretion), that balance of the Equipment Relocation Prepayment then outstanding will be refunded to Lessee.

(II) The Tax Lien Prepayment will be refunded to Lessee upon Lessor’s receipt of all filed UCC-3 terminations or other related filings evidencing the Tax Liens (satisfactory to Lessor in its sole discretion).

(III) to the extent that any amounts of the Hanford Rent Prepayment remain upon termination of the Lease Agreement, the balance of the Hanford Rent Prepayment shall be applied to amounts due under the Lease Agreement in inverse chronological order of the Lease Agreement termination date, commencing first with the Termination Value, and any other balance will be refunded to Lessee in accordance with the terms of the Lease Agreement (subject to applicable law).

3. MISCELLANEOUS.

(A) Except to the extent specifically provided herein, the terms of the Lease Agreement shall remain unmodified and in full force and effect.

(B) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and when taken together shall constitute but one and the same instrument.

(C) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE COVERED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MICHIGAN WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT.

(D) This Agreement and the Lease Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Post-Closing Agreement as of the Effective Date.

FARADAY&FUTURE INC.,
a California corporation

By:	/s/ Chao Wang
Name:	Chao Wang
Title:	Vice President, Corporate Operations

UTICA LEASECO, LLC,
a Florida limited liability company

By:	/s/ Ryann Whitmore
Name:	Ryann Whitmore
Title:	Vice President

[Signature page to Post-Closing Agreement]